Exhibit 99.2

ACV – Copart Transaction Customer Letter

Subject: ACV to Combine with Copart

I am writing to share some important news about the future of ACV. Moments ago, we announced that ACV has agreed to be acquired by Copart. You can read more about the transaction here [LINK].

We’re excited about what this transaction means for our customers and the value we can deliver to you. Together with Copart, we will have an expanded suite of end-to-end services and solutions, and our increased financial resources will also allow us to accelerate investment in key technology initiatives, such as the VIPER rollout, ClearCar and ACV MAX. In addition, Copart has an extensive yard footprint, with more than 250 locations globally that are zoned and conveniently located for customers, and its global network of buyers will allow us to provide greater liquidity to help transactions move faster and more efficiently.

We expect the transaction to close by the end of calendar year 2026, subject to various conditions and approvals. Until then, ACV and Copart will continue to operate as separate, independent companies. In short, it is business as usual, and our dependability, existing offerings and ways in which we work together remain unchanged.

Delivering for our customers remains our top priority, and we are focused on making this a seamless process for you. Thank you for your business and continued support.

Sincerely,

ACV

Forward-Looking Statements

The contents of this communication include statements that are, or may be deemed to be, "forward-looking statements." These forward-looking statements generally can be identified by the use of forward-looking words, such as "aim", "anticipate", "aspire", "believe", "can", "continue", "could", "estimate", "expect", "entail", "forecast", "future", "goals", "hope", "intend", "is designed to", "likely", "may", "might", "objective", "plan", "possible", "potential", "pursue", "project", "predict", "seek", "should", "strategy", "target", "will" and other words and terms of similar meaning and expression, including in connection with any discussion of future operating or financial performance. By their nature, forward-looking statements involve risks and uncertainties and readers are cautioned that any such forward-looking statements are not guarantees of future performance.

Forward-looking statements include, without limitation, statements regarding the tender offer, the merger and other related matters; prospective performance and opportunities; post-closing operations and the outlook for the businesses of ACV and Copart, including, without limitation, the anticipated benefits, cost and revenue synergies and other opportunities of the transaction, the expected impact of the transaction on Copart’s revenue growth, the combined company’s growth profile and strategy, the expected impact to Copart’s earnings per share, and the ability of Copart to integrate ACV and to advance its business, products, technology and platform; and any assumptions underlying any of the foregoing.

Copart’s and ACV’s actual results may differ materially from those predicted by the forward-looking statements as a result of various important factors, including but not limited to, uncertainties as to the timing of the tender offer and the merger; the risk that the tender offer or the merger may not be completed in a timely manner or at all; uncertainties as to the percentage of ACV’s stockholders tendering their shares in the tender offer; the possibility that competing offers or acquisition proposals for ACV will be made; the possibility that any or all of the various conditions to the consummation of the tender offer or the merger may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities (or any conditions, limitations or restrictions placed on such approvals), including the risk that the anticipated cost and revenue synergies and other benefits of the transaction are not realized when expected or at all; risks related to the integration of ACV’s business, operations, technology and personnel; the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, including in circumstances that would require ACV to pay a termination fee or other expenses; the effect of the announcement or pendency of the transactions contemplated by the merger agreement on Copart’s business; the effect of the announcement or pendency of the transactions contemplated by the merger agreement on ACV’s business, its ability to retain and hire key personnel, its ability to maintain relationships with its suppliers and others with whom it does business, or its operating results and business generally; risks related to diverting management’s attention from Copart’s and ACV’s ongoing business operations; the risk that stockholder litigation in connection with the transactions contemplated by the merger agreement may result in significant costs of defense, indemnification and liability.

A further list and description of these and other risks, uncertainties, and factors that could cause actual results to differ materially from those referred to in the forward-looking statements can be found in Copart’s SEC filings and reports, including in Copart’s most recent Annual Report on Form 10-K and its subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC, as well as in ACV’s most recent Annual Report on Form 10-K and its subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and reports filed with the SEC. Given these risks and uncertainties, the reader is advised not to place undue reliance on such forward-looking statements. These forward-looking statements speak only as of the date of publication of this communication. Copart undertakes no obligation to publicly update or revise the information in this communication, including any forward-looking statements, except as may be required by law.